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                                                                    Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                 INVESCO MUNICIPAL INCOME OPPORTUNITIES TRUST II

An Annual Meeting ("Meeting") of Shareholders of Invesco Municipal Income Opportunities Trust II was held on Friday, July 16, 2010. The Meeting was held for the following purpose:

(1) Elect 5 trustees by the holders of the Common Shares of the Fund, to serve for a three year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                   Withheld/
Matter                                Votes For   Abstentions
------                               ----------   -----------
(1) Albert R. Dowden..............   14,534,402     640,387
    Prema Mathai-Davis............   14,398,397     776,392
    Lewis F. Pennock..............   14,436,911     737,878
    Hugo F. Sonnenschein..........   14,455,010     719,779
    Raymond Stickel, Jr. .........   14,539,355     635,434